EXHIBIT 99.1

Schawk, Inc. to Postpone Announcement of Its Fourth-Quarter and Full-Year 2007 Results

DES PLAINES, IL--(Marketwire - March 10, 2008) - Schawk, Inc. (NYSE: SGK), one of the world's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, today announced that it will delay the distribution of its fourth-quarter and full-year 2007 earnings release and the related conference call and webcast, which had been scheduled to take place on Tuesday, March 11, 2008.

The Company has delayed its earnings announcement so that management, under the direction of the Company's Audit Committee and in consultation with the Company's independent auditors, can complete its review of the capitalization of certain costs from 2006 related to the development of software for internal use. The Company has recorded approximately $1.4 million of expense in the fourth quarter of 2007 related to the development of software for internal use, which amounts had been capitalized earlier in the year. With respect to 2006, the Company has determined that it must expense $1.0 million of previously capitalized costs (after reversal of the related depreciation expense) and may be required to expense an additional $800 thousand to $1.5 million of previously capitalized costs (also after reversal of the related depreciation expense) for that year.

Part of the Company's review also includes an analysis of certain other accounting matters, primarily involving the timing of the recognition of revenue and costs at its digital solutions business, which business represents approximately 1.8 percent of the Company's revenue. These matters are unrelated to the write-off of software for sale to third parties utilized by the Company's digital solutions business, as those amounts were fully written off in the third quarter of 2007.

The amounts described above are preliminary only and reflect the Company's current expectations. The Company cannot give assurance that such amounts will not change, or that additional items will not have arisen, once the Company has completed its review. Upon the completion of such review, the Company will determine whether any necessary adjustments, together with previously announced adjustments, will require the Company to restate prior-period financial statements. The Company also anticipates that it will be unable to timely file its Annual Report on Form 10-K when due on March 17, 2008, until the appropriate treatment of these accounting matters is determined.

A subsequent press release will be issued announcing a new date and time for the distribution of fourth quarter and full year 2007 results and timing for filing the Annual Report on Form 10-K.

About Schawk, Inc.

Schawk, Inc., headquartered in suburban Chicago, is one of the world's largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 153 locations in 12 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.

Safe Harbor Statement

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to timely complete our review of the accounting matters described herein or the discovery of additional accounting issues, which could cause our investors to lose confidence in our reported financial information and could have a negative impact on the trading price of our stock, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

AT SCHAWK, INC.: James J. Patterson Sr. VP and CFO 847-827-9494 jpatterson@schawk.com AT DRESNER CORPORATE SERVICES: Kristine Walczak 312-780-7205 kwalczak@dresnerco.com